EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of August 12, 2010 by and between RINO International Corporation, a Nevada corporation (the "Company"), and Ben Wang (“Employee”).

WITNESSETH:

WHEREAS, Employee wishes to be employed by the Company with the duties and responsibilities as hereinafter described, and the Company desires to assure itself of the availability of Employee’s services in such capacity.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.         EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve the Company, upon the terms and conditions hereinafter set forth.

2.         TERM. The employment of Employee by the Company pursuant to this Agreement shall be for a thirty-six (36) month period (subject to earlier termination as provided herein) commencing on April 27, 2010 (the “Employment Term”).

3.         DUTIES. Employee shall, subject to overall direction consistent with the legal authority of the Chief Executive Officer and Chairman of the Board, serve as, and have all power and authority inherent in the offices of Chief Financial Officer of the Company and shall be responsible for those areas in the conduct of the business reasonably assigned to him by the Chief Executive Officer and the Chairman of the Board. Employee shall devote substantially all of his business time and efforts to the business of the Company; provided, however, that it is understood and agreed that, while Employee may devote time to other business matters in which he may have an interest, in the event of a conflict, Employee’s first and primary responsibility shall be to the performance of his duties for the Company.

4.         RESPONSIBILITIES. The general responsibilities of the chief financial officer (“CFO”) include,  but are not limited to:  (i) overseeing all Company accounting practices, including accounting departments, preparing and reviewing budgets, financial reports, and tax and audit functions; the CFO being responsible for presenting and reporting accurate and timely historical financial information of the Company; (ii) supervising investment and raising of funds for the Company’s business, taking into consideration risk and liquidity; (iii) overseeing the capital structure of the Company, including determining the best mix of debt, equity and internal financing; (iv) directing financial strategy, planning and forecasts and conferring with the Chief Executive Officer, Chairman of the Board and other executives of the Company in relation thereto; (v) developing and analyzing business planning (vi) coordinating with the Company’s auditors and attorneys to ensure the Company’s compliance with its reporting obligations under U.S .securities laws and regulations and other relevant laws and regulations; (vii) leading a  team to design and implement the Company’s internal control systems so as to be in compliance with Section 404 of the Sarbanes Oxley Act of 2002; and (viii) performing such other tasks and functions assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company.

5.         COMPENSATION AND OTHER PROVISIONS. Employee shall be entitled to the compensation and benefits hereinafter described in subparagraphs (A) through (G) (such compensation and benefits being hereinafter referred to as “Compensation Benefits”).

A.  ANNUAL BASE SALARY. The Company shall pay to Employee a base salary (the “Base Salary”) as follows:

          An amount of RMB 1,000,000 after tax per annum or RMB 83,333 per month, paid in arrears monthly on the 10th day of each month.

B.  EQUITY COMPENSATION. The Company shall grant to Employee options to purchase 150,000 shares of the Company’s common stock at the exercise price of twenty U.S. dollars ($20.00) per share. Each installment of options shall expire on the fifth anniversary of its vesting date set forth at the end of the next sentence. Provided that Employee is then employed by the Company, options to purchase the following number of shares of Common Stock shall first become exercisable according to the following schedule:

●    options to purchase 50,000 shares will vest on April 19, 2011;

●    options to purchase 50,000 shares will vest on April 19, 2012; and

●    options to purchase 50,000 shares will vest on April 19, 2013.

The Company and Employee are simultaneously entering into a Non-Qualified Stock Option Agreement relating to the foregoing grant of options to the Employee and containing certain additional terms and conditions.

C.  COMPENSATION ADJUSTMENT. The Base Salary and Employee’s other compensation will be reviewed by the Board of Directors of the Company (the “Board”) at least annually and may be increased (but not decreased) from time to time as the Board may determine.

D.  PARTICIPATION IN BENEFIT PLANS. During the Employment Term, Employee shall be eligible to participate in all Employee benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all group insurance and medical care plans and all disability, retirement and other Employee benefit plans of the Company. Should the Employee not want to participate in the Company’s health plan, with Board approval (which the Company does not ensure will be obtained), the Company may reimburse the Employee for the expense incurred in participating in another plan.

E.  OTHER PROVISIONS. During the Employment Term, Employee shall be entitled to four (4) weeks paid vacation per annum. Employee shall make himself available via email enabled mobile phone during periods in which he is not in the offices of the Company. Subject to providing reasonable written documentation thereof and subject to obtaining advance written approval for any expenditure or series of related expenditures exceeding $500, Employee shall be reimbursed for all reasonable expenses incurred by him in the performance of his duties, including, but not limited to, entertainment, travel and other expenses incurred in connection with such duties.

F.  INDEMNIFICATION. The Company shall indemnify and hold harmless Employee to the fullest extent permitted by law for any action or inaction of Employee while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity affiliated with the Company, or as a fiduciary of any benefit plan. The Company shall include the Employee under the Company’s directors’ and officers’ liability insurance in the same amount and to the same extent as the Company covers its other officers and directors both (i) during the Employment Term, and (ii) for a one (1) year period after the Employment Term.

6.         TERMINATION. Employee’s employment hereunder shall terminate as a result of the occurrence of any one or more of the following events:

A.  Employee’s death;

B.  Employee shall be, in the good faith judgment of the Chief Executive Officer of the Company,  unable to perform his duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least three (3) months or an aggregate of nine (9) months during any continuous eighteen (18) month period (“ Disability ”);

C.  Voluntary resignation by Employee;

 D.  Termination for Good Reason. If any of the following events occurs after the Effective Date, the Employee may resign from his employment for Good Reason by giving written notice of resignation within 60 days following such event:

(i)  a material reduction in the scope of the Employee's assigned duties and responsibilities from those in effect under this Agreement on the Effective Date or the assignment of duties or responsibilities that are inconsistent with the Employee's status in the Company;

(ii)  the failure by the Company to continue to provide the Employee with benefits substantially similar to those specified in Section 5 of this Agreement, unless, the Company deems it necessary to change such benefits in order to conform to applicable law.

Any written notice of resignation for Good Reason shall describe in reasonable detail the circumstances believed to constitute Good Reason. Notwithstanding Employee's provision of a notice of resignation for Good Reason, the Company has a right to remedy or cure for a period of 30 days following its receipt of such notice the circumstances described by the Employee as constituting Good Reason and Employee's resignation shall become effective on the 31st day following notice to the Company if the Company fails to remedy or cure the circumstances constituting Good Reason within such 30-day period.

E.  Termination by the Company with Cause, where “Cause” shall mean: (i) final non-appealable adjudication that the Employee has committed a felony; or (ii) the determination of the Board that Employee has engaged in intentional misconduct or the gross neglect of his duties;,

F.  Termination by the Company for any reason other than Cause.

Any termination pursuant to subparagraph B, C, D, E or F of this Section shall be communicated by a written notice (“Notice of Termination”), such notice to set forth with specificity the grounds for termination if termination is for “Cause”. Employee’s employment under this Agreement shall be deemed to have terminated as follows: (i) if Employee’s employment is terminated pursuant to subparagraph A above, on the date of his death; (ii) if Employee’s employment is terminated pursuant to subparagraph B, E or F above, on the date the Notice of Termination is received by Employee; and (iii) if Employee’s employment is terminated pursuant to subparagraph C above, thirty (30) days after the date on which the Company receives Notice of Termination from Employee. The date on which termination is deemed to have occurred pursuant to this paragraph is hereinafter referred to as the “Date of Termination” If the Notice of Termination is sent to Employee by Company, then it shall be sent to Employee pursuant to the terms set forth in Section 15 of this Agreement.

7.         PAYMENTS ON TERMINATION. In the event that Employee’s employment is terminated pursuant to Sections 6 above, the Company shall pay to Employee and or his estate, (i) all of the Compensation Benefits Employee is entitled to through the Date of Termination (ii) all benefits and other compensation, if any, due and owing as of the Date of Termination, and (iii) any Severance Payments that the Employee may be entitled to pursuant to Section 16.

8.         LIFE INSURANCE. If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life insurance on the life of Employee for the benefit of the Company.

9.         REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation that would prevent the performance of his duties hereunder or interfere with the rights of the Company hereunder.

10.         DISCLOSURE AND PROTECTION OF CONFIDENTIAL INFORMATION.

A.  For purposes of this Agreement, “Confidential Information” means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee). Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public other than by breach of this Section 10 shall not constitute Confidential Information for purposes of this Agreement.

B.  During the period in which the Employee is employed by the Company and for two (2) years thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee’s own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee’s work for the Company or as required by law.

C.  Employee will abide by any and all policies and procedures, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in, or improvements that could be made to, such policies and procedures.

D.  Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency which requires or may require the disclosure or other transfer of Confidential Information.

E.  Upon termination of Employee’s employment with the Company, Employee will deliver to the Company or destroy (at Employee’s election) any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

11.       COVENANT NOT TO COMPETE.

A.  In consideration for the Company entering into this Agreement, Employee covenants and agrees that during the period in which the Employee is employed by the Company and for one (1) year thereafter, Employee will not, without the express prior written consent of the Company, directly or indirectly, compete with the business of the Company anywhere within the United States of America or the Peoples Republic of China. Employee will not undertake any activities that are competitive with or acquire interests in an entity which is competitive with the business of the Company, whether alone, as a partner, or as an officer, director, Employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity.

B.  During the period in which the Employee is employed by the Company and for one (1) year thereafter, Employee will not, directly or indirectly, solicit or induce any Employee of the Company or any Employee of a subsidiary of the Company to leave him or his employment, or solicit or induce any consultant or independent contractor to sever that person’s relationship with the Company.

C.  If any court shall determine that the duration or geographical limit of any covenant contained in this Section 11 is unenforceable, it is the intention of the parties that covenant shall not be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court that has made such adjudication.

D.  Employee acknowledges and agrees that (i) the covenants contained in Sections 10 and 11 hereof are of the essence in this Agreement and that such covenants are reasonable and necessary to protect and preserve the interests, properties, and business of the Company, and (ii) irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants.

12.       AVAILABILITY OF INJUNCTIVE RELIEF. Employee acknowledges and agrees that any breach by him of the provisions of Sections 10 or 11 hereof will cause the Company irreparable injury and damage for which it cannot be adequately compensated in damages. Employee therefore expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief, on a temporary or permanent basis to prevent an anticipatory or continuing breach of this Agreement. Nothing herein shall be construed as a waiver by the Company of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

13.       SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

14.       MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

15.       NOTICES. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following addresses (or to such other address as the addressee shall notify in writing to the other party):

If to Employee	Ben Wang

If to the Company:	11 Youquan Road, Zhanqian Street, Jinzhou District
Dalian, China 116100

16.      SEVERANCE UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If, during the Term, Company terminates Employee's employment with the Company and its subsidiaries for any reason other than for Cause or Employee's death or disability, or Employee terminates his employment for Good Reason (not including Company's or Employee's non-renewal of the Term) and Employee executes and delivers to the Company a valid and effective release of all claims against the Company and its affiliates in a form and format as prepared and provided by the Company, the Employee shall be entitled to receive (i) a lump sum cash payment in the amount of any accrued and unpaid salary as of his date of termination, (ii) a lump sum cash payment equal to any accrued and unpaid bonus for any prior fiscal year, (iii) a lump sum cash payment equal to the pro rata amount of any bonus payable with respect to the fiscal year in which termination occurs (such pro rata amount determined by multiplying the bonus that would have been paid for the full fiscal year had the Employee continued to render service to the Company as of the last day of the fiscal year multiplied by a ratio, the numerator of which is the number of days since the beginning of the fiscal year until the date of termination and the denominator of which is 365), (iv) an amount equal to the sum of (a) 50% of his then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to the Employee during the current year of the Company, and such sum shall be payable in six (6) substantially equal monthly payments; provided that each payment is intended to constitute a separate payment within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Code"). Further, the Company shall continue the medical and life insurance benefits which Employee was receiving on the date of his termination, with any related costs to be paid by Employee being no more than what Employee had been paying prior to the date of termination, for a period of six (6) months after the date of his termination; provided such continued coverage shall end on the date Employee has commenced employment elsewhere and becomes eligible for participation in a similar type of benefit program of his successor employer.

17.       WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

18.       BINDING EFFECT. The Company’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

19.       HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

20.       GOVERNING LAW.. The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of New York, without giving effect to any choice of laws principles.

21.       INVALIDITY. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

22.       ATTORNEYS’ FEES. Except for any disputes arising pursuant to Section 16 of this Agreement, if any dispute or litigation arises hereunder between any of the parties hereto, then the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys’ fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding. As used herein, a party shall be deemed “prevailing” when it recovers (i) as to a damage claim, an aggregate of more than fifty percent (50%) of the damages which it seeks among its various asserted claims exclusive of interest, attorney’s fees, costs incurred and exemplary damages and (ii) as to an equity claim, substantial injunctive or other equitable relief upon its asserted claim. Either of the parties herein shall be entitled to request the trier of fact in any dispute, litigation or arbitration between them, to determine which of the parties is “prevailing”.

WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

RINO International Corporation, a Nevada corporation

Zou Dejun

Name

/s/ Zou Dejun

Signature

Chief Executive Officer
Title

Employee

Ben Wang

Ben Wang

Name

/s/ Ben Wang

Signature